UNITED STATES

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SCHEDULE 14A

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Air Products and Chemicals, Inc.

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The following are excerpts from the transcript of an interview of Seifollah Ghasemi, CEO of Air Products and Chemicals, Inc., at the Goldman Sachs Industrials & Materials Conference held on December 5, 2024.

Excerpt 1:

Seifollah Ghasemi: We are not in a hurry to run and make a deal just for making a deal. We feel very good about the project. The concept is right. The consumers, we know who the consumers are. The important thing for us is to not get bullied into, hey, go sign a contract because some activist shareholder is in your stock and shows a piece of paper. We are not into that kind of a game. We are going to take our time, do the right thing for the long term for Air Products and its shareholders.

Excerpt 2:

Analyst: Elephant in the room is obviously the proxy battle going on. You had DE Shaw with their slide deck come out and Mantle Ridge. So, and if I kind of boil down, at least from DE Shaw, which is the public slide deck, since Mantle Ridge hasn’t put out their presentation publicly yet. But a couple of things that they brought up, and I’ll just run through them if that’s okay. So, first one is just the succession plan. And the likelihood that, we can get that in the right place in a timely manner. I think the pushback I get from investors is the scope that you brought up where you want somebody who’s been a CEO or who has been very good, but why would they take a step back and move into a President role for a period of time? Would it be hard to find somebody to do that that investors would think is a good CEO? So, just kind of that process and what you’re thinking on the succession and why you wouldn’t be able to get it done, I guess, before the proxy vote.

Seifollah Ghasemi: Well, when you look at the succession plan, what are we talking about? If I walk out of the door and get shot, like the guy yesterday, or get hit by a truck, we have a succession plan. We have had that for 10 years. We have identified one of our board members who will immediately take over and go and hire somebody to do that. If you’re talking about making sure that you have somebody or that the process is in place, that you have like a Chief or President or somebody like that, that we understand who the person is going to be, we have had no issue. Since I mentioned that in August, we have right now quite a number of people with those qualifications who are willing to come and be a successor. Why? Because Air Products is a great company. Number one, at $75 billion market cap, we are the largest chemical company in the US. We have a great strategy. We have a great future ahead of us. I mean, people forget, Air Products’ market cap right now is the same as BP, okay, so why wouldn’t people come? So, I have no reservation that we will attract those kinds of people. And we have set a time that our board will make an announcement by the end of March about who is going to be that person. And I think the investors, they obviously want to hire the right person. And I don’t think we’ll have any issues with that.

Analyst: Okay.

Seifollah Ghasemi: I mean, the board is in charge of the process. We have identified very good people. But we don’t want to run and announce somebody just because there is an activist shareholder. So what?

Analyst: Fair.

Seifollah Ghasemi: What is an activist shareholder going to do? At the end of the day, we have an AGM. Let’s wait until we go to the shareholders, and the shareholders will decide. We are not going to settle with anybody. Just wait until we get to the AGM.

Analyst: Another point of contention is start point, stop point matters a lot for relative returns. You can find a day. But for me, the change in strategy started the day that you guys announced NEOM. So if we go back to like, say, 2020, the day that you announced NEOM, Air Products has underperformed peers in the S&P fairly meaningfully since that point. What is it about that? Is it that you don’t think investors give you enough credit yet for what’s happening with hydrogen? Is it just something in the footprint that you were trying to overcome that you couldn’t get there? What do you attribute the underperformance during that period versus peers in the S&P 500?

Seifollah Ghasemi: It’s convenient to look at a certain period of time. How about if you go back to 2014, and the fact that the stock was $100, and now it’s $330. So it depends where you choose your time. The second thing is that I think we have an issue that the investors not only are not giving us credit for the future income from these two big projects, but they’re actually punishing us by listening to a lot of the rhetoric saying, oh, they’re building plants, there’s no demand. Therefore, the prudent investors are buying. You look at who is buying our shares, there are people who just recently bought 6 million of our shares. There are people who own 15 million of our shares, and they owned 0 two years ago. It’s because some people have done their homework, some people have not. But we should not run the company on the basis of day-to-day looking at the stock price and making decisions. We are trying to create wealth for the shareholders for the long term. If people are coming to Air Products stock because of next quarter, some of them may make money, some of them may lose money. I’m not focused on those people. I’m focused on creating value. We as a board are focused on creating value for the shareholders for the long term. That is why they pay us. If it was on a day-to-day basis, well, anybody can run the business on a day-to-day basis. Stop everything, don’t invest in anything, the cash comes in, keep going and buying. Every day you look at it, your share price is down, go buy shares, it goes up. Then you don’t need to pay somebody $20 million a year to do that.